Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-169338 of Williams Partners L.P. on Form S-8 and Registration Statement Nos. 333-202282, 333-202284, and 333-213453 of Williams Partners L.P. on Form S-3 of our report dated February 22, 2017, relating to the financial statements of Gulfstream Natural Gas System, L.L.C. as of December 31, 2016 and for the years ended December 31, 2016 and 2015, appearing in this Annual Report on Form 10-K of Williams Partners L.P. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 22, 2018